Exhibit 99.1

ZVUE CORPORATION REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS AND BUSINESS UPDATE
Company delivers 400% revenue growth, completes acquisition of eBaumsWorld.com and expands distribution for ZVUE media players

SAN FRANCISCO - November 14, 2007 - ZVUE™ Corporation (formerly HandHeld Entertainment, Inc.) (NASDAQ: ZVUE), a global digital entertainment company, today announced its financial results for the third quarter ended September 30, 2007. ZVUE reported net revenue for the third quarter 2007 increased 400% to approximately $617,000 as compared to approximately $123,000 for the same quarter last year. Product sales revenue increased 315% year over year to approximately $511,000 in the third quarter 2007. Service revenue primarily comprise of advertising increased to approximately $106,000 in the third quarter 2007 from $0 in the same quarter last year.

“During the course of the past three years, through innovation and acquisitions, ZVUE has quickly grown into a significant global digital media company, with a leadership position in a rapidly evolving, high growth market,” said Jeff Oscodar, president and CEO of ZVUE. “I am pleased with the progress we have made in building the ZVUE Network. We are presenting more exciting content than ever to our large and engaged audience. We have made meaningful progress toward our goal of cash-generation, stability, self-sufficiency and a platform from which we can drive future growth and value.”

“Our market opportunity is tremendous. Advertisers in the United States alone are already spending more than $1 billion on user-generated content sites, with expectations of $4 billion by 2011. I am very excited by the tangible opportunities that are immediately ahead of us and believe that we are now in an excellent position to benefit from this spending and create an exciting and valuable company,” concluded Oscodar.

Recent Highlights
ZVUE Network
•       ZVUE completed the acquisition of eBaumsWorld.com, one of the Internet’s premier online entertainment sites with over ten million unique visitors per month. eBaum’sWorld.com is expected to deliver nearly 3 billion page views and video streams in 2007.
•       The ZVUE Network now entertains approximately 20 million visitors per month and houses more than 850,000 user-generated videos, more than 12,000 commercial videos, including titles from partners such as Sony BMG, Showtime, IMG, and National Lampoon, among others, and millions of free user-submitted photos, games and other media.
•       ZVUE has accelerated its advertising capabilities across the ZVUE Network through the selection of DoubleClick’s ad management platform to facilitate the development and execution of advanced advertising solutions and ScanScout for the delivery of contextually relevant overlay video advertising.
Financing
•       ZVUE completed a $28.1 million financing. Of the proceeds, $14.3 million was used for the purchase of eBaum’s World and $13.7 million for general corporate purposes and the repayment of existing debt and fees.

Distribution
•       ZVUE announced that it has expanded distribution for its ZVUE players with the addition of a new national retail distributor. ZVUE players are currently available at three national retail chains, including Wal-Mart, InMotion and the new partner’s stores throughout the United States, as well as online at Walmart.com and Amazon.com.
•       ZVUE completed its largest order in history with the sale of 10,000 ZVUE 250 MP3 video players to a major United States-based credit card issuer as a part of the issuer’s awards program.
•       ZVUE’s MP3 digital music player is expected to be available in more than 3,410 Wal-Mart stores nationwide beginning in early December. In addition, the MP3 players will be featured in Wal-Mart’s seasonal advertising with a circulation of more than 150 million.
•       The ZVUE 260 digital video player will be available for purchase throughout the ZVUE Network, allowing the Company to use its network as a new distribution channel.
Recognition
•       The ZVUE Network was recognized as the fastest growing Web property by comScore Media Metrix for August 2007, recognizing the breadth of the network.
•       eBaum’s World was recognized by PC World Magazine as one of the 10 funniest sites on the internet by PC World. Men’s Journal Magazine named eBaum’s World as the #2 way to “Beat the Reaper.”

Financial Outlook
Based on the company’s current outlook for sales of its ZVUE products, increased monetization of the existing ZVUE network and the completion of the acquisition of eBaum’s World, the company expects to achieve net revenues between $5.7 million and $6.2 million for 2007, representing 50% to 64%% year over year growth. For 2008, the company expects to achieve net revenues between $12.0 million to $13.0 million, representing approximately 100% year over year growth. Revenue from ZVUE’s digital media business is expected to be approximately 60% of total revenue for 2008.

Conference Call and Presentation Information
ZVUE management will host a conference call and presentation on Wednesday, November 14, 2007 at 1:30 p.m. PST (4:30 p.m. EST) to discuss the third quarter 2007 results. The call can be accessed by dialing (866) 249-5225 and giving the company name, "ZVUE." Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. A replay of the conference call will be available after 5:00 p.m. PST on November 14, 2007 through November 28, 2007 by dialing (800) 405-2236 and entering pass code 11102147#.

The conference call and presentation will also be available on the investor relations portion of the ZVUE.com website or by visiting http://w.on24.com/r.htm?e=97991&s=1&k=22CA93D4E11AF4B0D510746BC3F35CC8.

About ZVUE Corporation
ZVUE Corporation (formerly HandHeld Entertainment, Inc.) (NASDAQ: ZVUE) is a global digital entertainment company. Its ZVUE Network (comprised of eBaumsWorld.com™, Putfile.com™, Holylemon.com™, UnOriginal.co.uk™, YourDailyMedia.com™, Dorks.com™, FunMansion.com™ and ZVUE.com™) is consistently among the top-five companies providing user-generated video online. ZVUE™ personal media players are mass-market priced and currently available for purchase online and in Wal-Mart and InMotion stores throughout the U.S. and online. For more information, visit www.zvue.com.

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ZVUE, HandHeld Entertainment, eBaum’s World, ZVUE Network, eBaumsWorld.com, Putfile.com, Holylemon.com, UnOriginal.co.uk, YourDailyMedia.com, Dorks.com, FunMansion.com, ZVUE.com and ZVUE are trademarks of ZVUE Corporation. All other trademarks are property of their respective owners.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors including the ability of the company to successfully commercialize and monetize its new technologies and web properties as well as risk factors set forth from time to time in ZVUE Corporation’s filings with the United States Securities and Exchange Commission, including Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB and Current Reports on Form 8-K and other reports filed by the company with the SEC. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. As a result, investors should not place undue reliance on these forward-looking statements.

INVESTOR CONTACT:
Scott Wilson, 415-489-2188, scott@blueshirtgroup.com

MEDIA CONTACT:
Peter Evers, 415-848-8106, pevers@double-forte.com